UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2012

NOVADEL PHARMA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1200 Route 22 East, Suite 2000
Bridgewater, NJ 08807
(Address of principal executive offices) (Zip Code)

(908) 203-4640
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 2, 2012, NovaDel Pharma Inc., a Delaware corporation (the “Company”), entered into a binding term sheet with Apricus Biosciences, Inc. (“Apricus”) whereby the Company has agreed to (i) sell to Apricus certain intellectual property rights relating to the Company’s nitroglycerin lingual spray and (ii) grant Apricus a perpetual exclusive royalty-free license to commercialize the Company’s nitroglycerin lingual spray, in each case for all countries, territories and possessions of the world outside of the United States and its possessions, territories and commonwealths, Canada and Mexico (collectively, the “Transaction”).

The Company and Apricus intend to enter into a definitive asset sale and license agreement to memorialize the terms of the Transaction set forth in the Term Sheet on or before February 9, 2012. As consideration for entering into the asset sale and license agreement, Apricus will pay the Company an amount equal to $200,000. In the event the parties fail to enter into a definitive asset sale and license agreement by February 9, 2012, the terms and conditions of the Term Sheet shall govern the Transaction and the Transaction shall close pursuant to the terms of the Term Sheet on February 10, 2012.

A complete copy of the Term Sheet is attached to this Form 8-K. The foregoing description of the Term Sheet is qualified in its entirety by reference to such document.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Term Sheet, dated February 2, 2012, by and between the Company and Apricus Biosciences, Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By:	/s/ STEVEN B. RATOFF

Name:	Steven B. Ratoff
Title:	President, Chief Executive Officer and Interim Chief Financial Officer

Date: February 8, 2012